EXHIBIT 99.1

190% Increase in Revenue - SinglePoint Announces Preliminary Unaudited 2019 Annual Results, Residential Solar Business Unit is the Primary Driver for the Increase in Revenues and Achieves Business Unit Profitability

190% Increase in Revenue, From $1.1 Million to $3.3 Million, Projecting to Continue Triple Digit Revenue Growth Primarily Powered by Residential Solar in 2020

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■	CEO anticipates SING will achieve between $10M-$12M in gross revenues this year, up from $10 million announced in CEO letter in January 2020

■	Company to focus on Direct Solar, 1606 Original Hemp product line

■	SinglePoint plans to drive 2020 vision through organic growth in high-value, high-opportunity markets and synergistic acquisitions

Phoenix, Arizona - SinglePoint Inc. (OTCQB: SING) releases preliminary (unaudited) annual results achieving over $3,300,000 in revenue. SinglePoint continues to show progress and annual revenue traction delivering increased revenue in the triple digits, 190% increase from 2018 to 2019. $2,000,000 in annual revenue was directly derived from Direct Solar of America in approximately six months of operations. Annualizing these results would have delivered over $5,000,000 in 2019 revenue. The 2020’s are positioned to be the decade of solar, and with SinglePoint’s acquisition of Direct Solar of America and it’s emerging business units, Singlepoint anticipates significant and sustained growth through the decade.

Direct Solar America, at the time of acquisition by SinglePoint, was almost solely focused on expanding its national footprint by expanding into additional states with its unique and scalable residential solar brokerage model. The residential solar segment delivered nearly all the revenues and ended the year as a profitable business unit. The residential solar business unit will continue to expand into new markets, adding incremental revenue, while continuing to cultivate and close additional revenue opportunities in established markets. New market expansion and increased efficiencies should deliver continued revenue growth and the Direct Solar of America Residential business unit is targeting an annual revenue range of $7-$10M for 2020.

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Throughout the year, Direct Solar America identified additional high-caliber revenue opportunities in underserved markets within the domestic solar market. The company created commercial and capital business units committing internal capital and resources, along with forging relationships with industry and strategic segment specific business partners to address these opportunities. Direct Solar America, directly and through its partnerships have engaged and made proposals to multiple schools and commercial type projects throughout the United States on the benefits of going solar. Many of these projects are in the review stage and would result in significant revenue and profitability that is purely incremental and accretive to the existing projections for the residential solar division.

According to
SEIA
“The U.S. installed 2.6 gigawatts (GW) of solar PV capacity in Q3 2019 to reach 71.3 GW of total installed capacity, enough to power 13.5 million American homes. Residential solar saw its best quarter in history in Q3, and the utility-scale solar pipeline now stands at a record 45.5 GW in Q2. Total installed U.S. PV capacity is expected to more than double over the next five years.” The press release goes on to say, “The increase in residential installations helped the U.S. solar market grow 45% year-over-year and contributed to 15 states having their best quarter ever for residential solar.”

Solar is growing in the investing world many large players are continuing to increase shareholder value. Invesco Solar ETF (TAN) ran up 51% in just one year, becoming 2019’s best-performing ETF. Many others have jumped in as well such as Warren Buffett investing in one of the largest solar projects to date and Goldman Sachs launch a fund with approximately $4,000,000,000 in available capital. These are just a few selections that showcase the strength of solar and renewable options in the market.

“I am confident that our business units will continue to grow which translates to SinglePont being in a better position than we have ever been. We believe the successful operating results in 2019 will continue into 2020 driving our value past historical values to new heights” states Greg Lambrecht CEO. “In my opinion, It’s never been a better time to be a shareholder of SinglePoint, we have growing business units in thriving sectors, we have recently become a fully reporting public company and are committed to continuing to enhance shareholder liquidity by uplisting to the appropriate exchange that allows investors to confidently invest in the company due to its trading volume.”

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Our proprietary brand of smokable hemp, 1606, continues to expand into new accounts fueled by the increasing consumer demand for additional products that deliver the benefits of CBD of our proprietary brand of smokable hemp products, 1606,.

The Company’s 1606 Original Hemp brand, which was launched at the MJBIZCON Show in Las Vegas. Executives and senior management recently attended the TPE “Tobacco Show” in Las Vegas which verified that retail is looking for a product that satisfies the growing consumer demand for hemp and CBD based products. The 1606 Original Hemp brand is an exclusive line of products that capitalizes on the emerging trend in the smokable hemp market and has already been picked up by distributors and retail outlets, Lambrecht reported. “We are encouraged by the reception and demand this new product category received at [NACS],” he said. “Our success at NACS with the smokable hemp product allowed SinglePoint to secure a distribution agreement to distribute PrimeTime Flavored Cigars with Japan Tobacco USA, a division of Japan Tobacco International which operates in over 130 countries.”

About SinglePoint, Inc.
Founded in 2011 SinglePoint, Inc (SING) invests in and acquires brands and companies that will benefit from injection of growth capital and the sales and marketing expertise of SinglePoint. The company portfolio currently includes solar, hemp and technology applications. SinglePoint is working to grow the company to a multinational brand.

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For more information visit: www.SinglePoint.com

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Forward-Looking Statements
Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Technical complications, which may arise, could prevent the prompt implementation of any strategically significant plan(s) outlined above. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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KEYWORDS: SOLAR, SOLAR STOCK, SOLAR PANELS, RENEWABLE ENERGY, SOLAR PUBLIC COMPANY

Corporate Communication
SinglePoint Inc.
888-OTC-SING
investors@singlepoint.com
www.singlepoint.com

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